Exhibit 10.36

Exhibit C

Convertible Note

(Wandelschuldverschreibungen)

of

Micromet AG

in the amount of

EUR 4,068,348

The convertible note is issued against the transfer of assets valued at the nominal value. We herewith undertake, in accordance with the conditions applying to the issue of the convertible note as set forth below, upon a respective request of CURIS, INC. (hereinafter also referred to as “Holder”) to either convert the said note into common shares of Micromet AG with its registered seat in Planegg/Martinsried or, upon the Due Date as defined in § 3, to exercise the said convertible note at its nominal value.

Planegg/Martinsried, 09.11.2001

/s/ illegible
Managing Board of Micromet AG

§ 1

Form and Nominal Value

The convertible note issued by Micromet AG with its registered seat in Planegg/Martinsried (the “Company”) has a total nominal value of EUR 4,068,348 (in words: Euro four million eighty-six thousand three hundred and forty-eight).

§ 2

Holders

The convertible note is granted to CURIS, INC.

§ 3

Due Date

Due Date is the earlier of (i) the closing date for the initial public offering of Micromet’s shares, or (ii) June 30, 2005. The Company and the Holder can elect in writing to extent the Due Date; however, the Due Date may in no event be later than [June 30, 2006 -> requirement of § 221 para. 2 of the German Stock Corporation Act, “AktG”]

§ 4

Interest

(1)	The convertible note bears interest in the amount of 7 % p.a from June 29, 2001. Interest falls due and is retrospectively payable on the Due Date. Interest shall cease to accrue with the commencement of the Due Date.

(2)	In the event that the Company fails to redeem the convertible note when due, interest shall cease to accrue upon the convertible note being redeemed, not upon the day at which the convertible note is due for redemption.

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Munjw/Micromet/Curis/ConvertibleNote - 27.06.2001

§ 5

Redemption of Convertible Bonds

(1)	The Company is, subject to an earlier due date pursuant to § 10, obliged to redeem the convertible note on the Due Date at nominal value, unless the Holder exercises its conversion right pursuant to § 8.

(2)	In the event that the Due Date is a day at which banks are generally not open for business at the Company’s seat, the Holder shall be entitled to claim the right for payment only on the day following the Due Date, at which banks at the Company’s seat are ordinarily open for banking business.

(3)	The Holder is not entitled to ordinary termination of this Agreement, unless otherwise provided by § 11.

(4)	The Company is not entitled to terminate the convertible note prior to the Due Date.

§ 6

Payments

All payments due to satisfy the Holder’s claim resulting from the convertible note are payable by the Company to the Holder, net of withholding tax of capital (Kapitalertragsteuer) and net of any bank charges, to the extent due, in Euro to the account to be designated by the Holder. The parties will work together to effect payment in a manner meeting requirements to avoid or reduce advance withholding of capital and, to the extent such withholding is required, to facilitate re-payment of withheld capital.

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Munjw/Micromet/Curis/ConvertibleNote - 27.06.2001

§ 7

Transfer / Transferability

(1)	The convertible note is registered in the Holder’s name and may only be transferred by way of assignment, or in the event that certificates are issued, by way of endorsement.

(2)	The convertible note as well as the rights attached thereto may only be transferred with the Company’s consent, to be granted by the supervisory board.

§ 8

Conversion Rights

(1)	The Holder is entitled to convert, in accordance with the terms of § 9 below, the nominal value of the convertible note plus interest accrued with regard thereto (the “redemption amount”) once into shares of the Company (the “conversion right”).

(2)	The redemption amount of the convertible note shall be converted into common shares of the Company according to the following conversion rate (the “conversion rate”):

Each fraction of the redemption amount equaling 80% of the mid-book building range price per share at the time of the initial public offering of the Company’s shares (the “conversion price”) shall be converted into one share. In any event, the conversion price shall be at least EUR 967.69.

(3)	In the event that on the basis of the terms of this convertible note, the Company’s shares are issued to the Holder, these shares are to be issued as common shares in accordance with the terms and conditions of the Company’s articles of association.

(4)	In order to secure the conversion rights, the Company’s general meeting of , 2001, resolved on the increase of the Company’s share capital by way of creation of conditional capital in the amount of Euro 4,205, which has been registered in the Commercial Register.

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Munjw/Micromet/Curis/ConvertibleNote - 27.06.2001

§ 9

Exercise Date / Rights to Receive Dividends

(1)	The conversion rights may only be exercised after admission of the Company’s shares to stock exchange trading.

(2)	The conversion right may only be exercised within certain exercise periods as defined hereinafter (“exercise periods”):

The exercise periods extend to three weeks respectively and shall commence at the so-called public reporting date of the Company. A public reporting date within the meaning of the preceding sentence shall generally be deemed the day semi-annual reports are submitted, the day the nine monthly reports are presented, the day a press conference on the Company’s results is held as well as the date of the Company’s general meeting. The precise dates shall be communicated to the Holder by way of written notice. Irrespective of the aforesaid provisions, conversion rights may not be exercised during the following terms:

a)	the period of time from the last date available for depositing shares prior to the Company’s general meeting until the third banking day after the respective general meeting being held;

b)	the two-week term prior to the end of the Company’s respective business year as well as

c)	the term commencing with the date at which the Company announces an offer to its shareholders to subscribe to new shares or partial bonds (Teilschuldverschreibungen) with conversion or option rights with written notice to all shareholders by way of publication in the Official Gazette of the Federal Republic of

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Germany and ending on the date at which the Company’s shares are listed at a stock exchange at which the Company’s shares have been admitted to stock exchange trading “ex-Subscription Right” (Ex-Bezugsrecht) for the first time.

In the event that conversion rights have been exercised within a time period described in a) - c), the relevant exercise period shall commence the day after the expiry of the terms set forth in a) - c) respectively.

(3)	Shares resulting from the exercise of a conversion right are entitled to dividends for the entire business year of the Company in which the written notice of exercise pursuant to § 9 section (2) becomes effective.

§ 10

Exercise of Conversion Rights

(1)	In order to exercise the conversion rights, the Holder is to submit to the Company a written and validly signed notice of exercise.

(2)	The notice of exercise shall become valid and binding for both parties on the day at which the notice of exercise is received by the Company (the “conversion day”). The foregoing shall also apply in the event that the notice of exercise is submitted during the terms set forth in § 9 section (1); however in such case, the notice of exercise shall immediately become valid after the expiry of the relevant term.

The shares to be issued as a result of the conversion are to be delivered or to be dealt with in accordance with the instructions set forth in the notice of exercise.

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Munjw/Micromet/Curis/ConvertibleNote - 27.06.2001

§ 11

Termination by the Holder / Earlier Redemption

(1)	The Holder is entitled to demand, by way of termination, the immediate redemption of the convertible bond, at nominal value plus interest accrued, in the following events:

a)	the Company ceases to make payments;

b)	a court commences insolvency or similar type proceedings over the Company’s assets or the Company applies for the said proceedings to be commenced or offers an out-of-court settlement in order to avoid the said proceedings.

c)	the Company is in liquidation, unless such liquidation is effected in connection with a merger (in whatever form) with another Company and the other Company assumes all obligations out of the convertible bond.

(2)	Any termination of this Agreement requires the written form in order to be valid.

§ 12

Jurisdiction and Place of Performance / Miscellaneous

(1)	This convertible note and all rights and duties resulting therefrom are in all respects subject to the laws of the Federal Republic of Germany only.

(2)	Place of performance shall be at the Company’s seat.

(3)	In the event of an increase of the Company’s share capital out of retained earnings, to the extent of the number of shares being increased, or in the event of a reduction of the Company’s share capital, to the extent of the number of the Company’s shares being reduced, or in the event of the nominal value of the shares being newly allocated or an event comparable with the aforementioned, the amounts per share as well as the conversion ratio set forth in this Agreement are to be adjusted accordingly.

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Munjw/Micromet/Curis/ConvertibleNote - 27.06.2001

§ 13

Severability

In the event that individual or a number of provisions set forth herein are or prove to be invalid or unenforceable, the validity of the remaining provisions shall not be affected thereby. Moreover, the invalid or unenforceable provision shall be deemed replaced by a provision which reaches the original content and purpose of the invalid provision to the closest possible and legally permissible extent. The aforesaid shall also apply with regard to provisions that prove to be missing.

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Munjw/Micromet/Curis/ConvertibleNote - 27.06.2001